EMPLOYMENT CONTRACT

Employer: Cushman & Wakefield Debenham Tie Leung Limited ("Employer")
Name of Employee: John Forrester
Role: Global President, Cushman & Wakefield
Start Date: 31 December 2018
Location: 43/45 Portman Square, London, W1A 3BG
Continuous Service Date: 30 August 1988

This contract contains a statement of the particulars of your employment as required by section 1 of the Employment Rights Act 1996.

1.	DUTIES

1.1	During your employment under this Agreement, you will:

(a)	perform the role defined above or such other role of equivalent status as the Employer may reasonably require;

(b)
comply with all reasonable requests and instructions given or made by your line manager and keep them regularly informed and promptly provide such explanations, information and assistance as to your activities or the business of the Employer and any Associated Employer as may be reasonably required ;

(c)	devote the whole of your time, attention and ability during normal working hours to your duties under this Agreement; and

(d)	faithfully and loyally serve the Employer to the best of your ability and use your utmost endeavours to promote its interests and those of the Associated Companies in all respects.

2.	HOURS OF WORK

2.1
Your normal working hours will be from 9 am to 5 pm Monday to Friday including a one hour unpaid lunch break, together with such additional hours (without additional remuneration} as may be necessary for the proper performance of your duties.

2.2
You agree that the maximum weekly working time as set out in regulation 4 of the Working Time Regulations 1998 does not apply in relation to your employment. This agreement will apply indefinitely subject to your right to withdraw your agreement on providing three months' written notice.

3.	PLACE OF WORK

3.1
Your normal place of work is as stated above or such other place within a reasonable commuting distance of your home address which the Employer may reasonably require for the proper performance and exercise of your duties.

3.2
You may be required to travel anywhere within the UK or overseas as is necessary for the proper performance and exercise of your duties. However, unless expressly agreed otherwise, you will not be required to work outside the UK for any continuous period of more than one month.

4.	REMUNERATION

4.1
Your basic salary is based on an annual salary of £465,000 per annum (inclusive of any fees due to you from the Employer), accruing from day to day. Your salary is payable in arrears in monthly Instalments by direct credit transfer into your bank or building society account.

4.2
You will be paid on the 27th of each month (or on the working day before if it falls over a weekend or a UK public holiday). Although the Employer will do its best to ensure that your salary is paid on time, it will not be responsible if it fs paid late because of bank transfer delays. Further, the Employer reserves the right to change your pay date on reasonable notice and you will be notified of any change in writing.

4.3
Your basic salary will be reviewed annually and you will be notified in writing of any change to your salary. The Employer will not be obliged to increase your salary on any such salary review. There will be no review of your basic salary after notice has been given by either party to terminate your employment.

4.4
The Employer may, in its absolute discretion, pay you a bonus of such amount, if any, as the Employer may determine having regard to the performance of the Employer, and of the part of the business in which you work, and to your individual performance and contribution to the same, provided that:

(a)
if the Employer makes a bonus payment to you in respect of any bonus year, this does not place the Employer under any obligation to make a bonus payment in respect of any subsequent bonus year and you agree that in those circumstances you would have no expectation of receiving such a payment;

(b)
no bonus will be paid if before the date on which the Employer usually pays bonuses your employment under this Agreement is terminated for any reason or you are under notice of termination (whether given by you or the Employer);

(c)
you agree to repay as a debt to the Employer, immediately on demand, such amount of any bonus as the Employer may reasonably determine (and will forfeit any future bonus to which you may be eligible) if, in the reasonable opinion of the Employer:

(i)	you have misled the Employer regarding the performance of the part of the business in which you work (including but not limited to your performance and contribution to that part);

(ii)	your actions during the relevant bonus year have subsequently caused the Employer or any Associated Employer reputational damage or significant financial loss; or

(iii)
your actions during the relevant bonus year have given rise to a professional indemnity claim by a client or third party which has resulted, or is likely to result (in the view of the Employer's General Counsel or any external legal advisers acting on behalf of the Employer in respect of the claim), in an award of damages against the Employer or any Associated Employer;you agree to repay as a debt to the Employer, immediately on demand, such amount of any bonus as the Employer may reasonably determine if an error (including a misstatement or omission) found In any published financial statements in relation to the Employer or any Associated Employer requires a material downward restatement or which otherwise is material to the Employer or any Associated Employer but excluding any restatement due to a change in accounting policy or to rectify a minor error.

(e)
Eligibility for any bonus will be subject to the rules of the relevant bonus scheme in place from time to time. Unless expressly stated otherwise In writing, in the event of any conflict between this clause 5.4 and the rules of any bonus scheme or arrangement, this clause 5.4 will prevail.

4.5
The payments and benefits in this clause and clause 6 below shall be subject to the income tax and national insurance contributions that the Employer is obliged by law to pay or deduct. Further, for the purposes of the Employment Rights Act 1996 or otherwise, you consent to the deduction of any sums due by you to the Employer or any Associated Employer at any time from your salary or any other payment due from the Employer or any Associated Employer to you. You also agree to make payment to the Employer of any sums due from you to the Employer or any Associated Employer upon demand by the Employer at any time.

5.	PENSION

5.1
The Employer shall comply with its obligations under the Pensions Act 2008 (including auto enrolment) in so far as it applies to you from time to time. You consent under this Agreement to the deduction of pension contributions from your remuneration and to the supply and processing of personal data in so far as it is reasonably necessary for the Employer to comply with its obligations under the Pensions Act 2008.

5.2
Further details about the Employer's current pension arrangements can be obtained from HR. The Employer's pension arrangements and contributions payable under those arrangements will be 10% of your Salary per annum and may change from time to time at the Employer's sole discretion, provided that it complies with its obligations under the Pensions Act 2008.

5.3	A contracting out certificate is not in force for your employment.

5.4
Should you decide to opt out of enrolling into the Employer's pension, the Employer will pay you cash in lieu of any pension entitlement equal to 10% of your Salary per annum subject to deduction for income tax and national insurance contributions.

6.	BENEFITS

6.1
The Employer operates a flexible benefits scheme ("Flex") which allows you to alter the level of cover you receive for certain benefits within certain limits, details of which are available on the HR Intranet. Eligibility for the scheme is at the Employer's discretion. The Flex year currently runs from 1 January to 31 December, with an annual enrolment period in November each year. If you are eligible for membership, you will be offered the chance to enrol at the first monthly opportunity after the commencement of your employment.

6.2
Eligibility for Flex does not affect in any way your right to salary or any benefits under this Agreement. However, once you elect to make changes to your remuneration under Flex, these changes will be effective for a fixed period of time, normally until the end of the relevant Flex year or longer for benefits that have a fixed cover period.

6.3	The Employer provides funding for certain benefits within the Flex benefits scheme, details of which can be found on the HR Intranet. The Employer reserves the right to amend or withdraw funding.

6.4	Your participation in Flex will be varied as follows:

6.4.1	Life cover will be provided as £1.86m Jump sum under Flex with a further £2.14m subject to you satisfying the conditions stipulated by the underwriters of the scheme;

6.4.2
Private Medical cover will be at Advanced Family level or equivalent. You will have access to a private GP service at the Employer's cost. The cost of any personal prescriptions will be for your own account;

6.4.3	You will be entitled to an annual health assessment with a private GP and the Employer will meet any reasonable costs of recommended investigatory health investigations;

6.4.4	Your participation in the Income Protection scheme will be at £150,000 per annum.

6.5
If you elect or are eligible to receive any form of insurance benefit (for example private medical insurance, income protection insurance and/or life assurance) your participation in any insurance scheme is:

(a)	subject to its terms and conditions from time to time in force (which may be varied without notice);

(b)	conditional on you satisfying any applicable requirements of the insurers;

(c)	on the basis that the Employer will not be liable to pay any sums to or in respect of you and/or your dependents unless the Employer has received payment in full from the insurer; and

(d)
on such terms as the Employer may from time to time determine in its absolute discretion. In particular, participation may be excluded where in the Employer's opinion cover can only be provided on the basis that exceptional conditions or unusually high premiums are imposed or levied by the insurer.

6.6	Nothing in this clause 6:

(a)	gives rise to any express or implied limitations on the ability of the Employer to terminate this Agreement at any time in accordance with its terms or otherwise; or

(b)	gives you any rights to the continuation of existing benefits or any rights to prospective benefits following termination of your employment.

6.7
The Employer reserves the right to vary the dates on which the Flex year starts and finishes, and to vary or withdraw the provision, or change the provider, of any benefits provided under Flex at its absolute discretion.

6.8
You will be entitled to either a car allowance of £13,200 per annum subject to deduction for income tax and national insurance contributions or alternatively you may participate in the Employer car scheme.

6.9
You will be entitled to assistance in the preparation and submission of annual tax returns in respect of each financial year you were employed by the Employer up to a maximum cost of £5,000 per year exclusive of VAT.

6.10	You will be entitled to membership of one approved professional body (not including RICS) which the Employer will reimburse you for subscription fees.

7.	EXPENSES

7.1
The Employer will reimburse you for all reasonable expenses properly and necessarily incurred by you in the proper performance of your duties, in accordance with and subject to your complying with any Employer policy on expenses and the reimbursement of expenses which is in force at the time.

7.2	The Employer shall be entitled to deduct from your salary any expenses not properly claimed in accordance with Employer policy, including any such expenses incurred on any corporate credit card.

8.	HOLIDAYS

8.1
In addition to the normal bank and public holidays you are entitled to unlimited working days' paid holiday during each holiday year. The Employer's holiday year currently runs from 1 January to 31 December. However, the Employer reserves the right to vary the dates on which the holiday year starts and finishes.

8.2	You should agree the dates of your holiday in advance with your line manager; holidays will be agreed subject to the needs of the business and departmental cover.

8.3
Accrued but untaken holiday may not be carried forward from one year to the next and will be forfeited. No payment in lieu will be made in respect of holiday not taken in any holiday year (save on termination).

8.4
For the holiday year during which your employment under this Agreement commences or terminates you will be entitled to such proportion of your annual holiday entitlement as the period of your employment in each such year bears to one holiday year. The Employer may require you to take some or all of any outstanding holiday entitlement during your notice period. Upon termination of your employment for whatever reason you will, if appropriate, not be entitled to salary in lieu of any accrued but untaken holiday entitlement but you will be required to repay to the Employer any salary received in respect of holiday taken in excess of your proportionate holiday entitlement. For the purposes of calculating such payment in lieu or such repayment, a day's paid holiday will be taken to be your annual basic salary divided by 260.

9.	SICKNESS

9.1
If you are absent from work due to sickness, accident, injury or other incapacity, you must inform the Employer, normally your line manager, as soon as possible. You must keep the Employer regularly informed of the reasons for and expected duration of your absence. Entitlement to sick pay may be affected by late notification.

9.2
When any period of absence continues beyond seven calendar days (including public holidays and weekends) you must obtain and Immediately forward to the Employer a Statement of Fitness For Work signed by a doctor. If absence continues after the expiry of the first medical certificate, further medical certificates must be obtained as necessary and regularly to cover the whole period of absence and these must be forwarded to the Employer immediately on each occasion.

9.3
Immediately following your return to work after any period of absence due to sickness, accident, injury or other incapacity you must complete a Self-Certification of Absence form, in accordance with the Employer's Absence Policy, from time to time in force.

9.4
Subject to compliance with the Employer's sickness notification and certification requirements from time to time in force you will be entitled to sick pay as set out in the Employer's Absence Policy, which is available on the HR Intranet. Any Employer sick pay paid includes Statutory Sick Pay. For the purposes of Statutory Sick Pay, your qualifying days are the days on which you normally work.

9.5
You may be required to be medically examined at the Employer's expense by a doctor or occupational health adviser nominated by the Employer. You agree that any report produced in connection with any such examination may be disclosed to the Employer and the Employer may discuss the contents of the report with the relevant doctor or occupational health adviser.

10.	OUTSIDE INTERESTS

10.1	During your employment under this Agreement you must not:

(a)	engage in any activities that could detract from the proper performance of your duties under this Agreement;

(b)	engage or be concerned or interested directly or indirectly in any other trade, business or occupation whatsoever of any other person, firm or Employer (save as the holder for investment of any securities that do not exceed three per cent in nominal value of the issued share capital or stock of any class of any Employer quoted on a recognised stock exchange) without first having obtained the prior written consent of the Employer; and

(c)
without the prior written consent of the Employer directly or indirectly receive or retain any payment or benefit, either in respect of any business transacted (whether or not by you) by or on behalf of the Employer or any Associated Employer or with a view to any such business being transacted.

10.2
Without prejudice to the generality of clause 10.1, it is a specific requirement on appointment as an employee of the Employer or of any Associated Employer that in order to minimise any possible conflict (whether actual or perceived) you must disclose in writing to the Employer Secretary details of:

(a)	any existing directorships held in another Employer;

(b)
all personal shareholdings in property companies or commercial property;any personal shareholdings you have in any Employer, where you believe that your shareholdings might be perceived to influence your impartial and independent advice in the event that you were acting for, or against, that organisation; and

(c)
any personal shareholdings you have in any Employer, where you believe that your shareholdings might be perceived to influence your impartial and independent advice in the event that you were acting for, or against, that organisation; and

(d)
any family interest which could have the same outcome, as stated in sub-clause (c) above.Your duty to disclose any of the above is ongoing and you must inform the Employer immediately if your circumstances change.

11.	ESTATE AGENCY WORK AND OTHER REGULATED ACTIVITIES

11.1
Given the nature of the Employer's business your attention is specifically drawn to the rules relating to estate agency work and other regulatory activities set out below. On request from the Employer you agree to provide such declarations as the Employer considers necessary to satisfy it of your ongoing compliance with these rules.

Estate Agents Act 1979

11.2
The Estate Agents Act 1979 ("1979 Act") imposes certain restrictions on those engaged in estate agency work and you are required to comply with the terms of the Act. In particular you may not enter into negotiations with any person in respect of any transaction involving land if you have or if, as a result of the transaction, you may have any personal interest (as defined in Section 21 of the 1979 Act) in the land, without first disclosing the nature and extent of that interest to both the person involved and the Employer. If, in respect of any transaction, you are in doubt as to the disclosure requirements, you are required to give full details in writing to your line manager and to await approval before proceeding. In the event of any prohibition order or warning order being made against you pursuant to Section 304 of the 1979 Act or if, for any reason, you become legally incapable of carrying out your work, the Employer shall be entitled to terminate your employment forthwith without prior warning.

Preparing Agency Particulars and Ongoing Marketing

11.3
It is a criminal offence to provide or repeat a false or misleading statement about a property that is being marketed. This applies not only to written documents such as sales particulars but also to oral statements, pictures and plans. It is your responsibility to ensure that you take necessary precautions to ensure that all information being provided about a property is accurate and do not make any misleading omissions. When compiling agency particulars you must make sure that; you have confirmed in writing any verbal information given to you about the property, all facts stated in your particulars are correct including floor areas and tenure, and a copy of the draft details is sent to the client for approval. All of these points must also be approved by your line manager. Any transgression could result in you being prosecuted personally and will also be regarded as a serious breach of the Employer's disciplinary rules, which could lead to your dismissal without prior warning.

Financial Services and Markets Act 2000

11.4	You are required to comply with the terms of the Financial Services and Markets Act 2000 ("2000 Act") which governs, amongst other things:

(a)	certain types of investment activity;

(b)	certain activities relating to insurance; and

(c)	market abuse and insider dealing.

11.5
You must be aware that it is illegal to undertake or advise upon certain types of investment and insurance business without proper authorisation and it is important therefore that all employees are aware of the restrictions that this will place upon them. Similarly, you may obtain price sensitive information about the Employer or an Associated Employer, our clients or other companies during your employment, the confidentiality of which must be strictly maintained. The penalties for transgressing are severe and will be regarded as a serious breach of disciplinary rules and could lead to your summary dismissal. You should consult the Legal Team before you act if you are in any doubt as to whether this legislation applies to what you are doing.

Investment

11.6
If you are not formally authorised by the Financial Conduct Authority ("FCA") to do so, you should make no attempt to advise or deal in any way in matters involving, without limitation, the purchase or sale of shares, stock, debentures, government and public securities, instruments conferring rights for other shares or securities, unit trusts, life assurance policies and pension policies. It must be stressed that advising as well as dealing in such instruments is investment business for the purposes of the 2000 Act. Advising on indirect property transactions is the most common form of regulated activity undertaken within the Employer. Any questions on carrying out potentially regulated activity must be directed to the Legal Team.

Insurance

11.7
The acts of assisting with and arranging insurance matters are regulated activities, and should only be undertaken by employees with the requisite authority. These activities are most likely to be relevant to employees working in the Asset Services teams. You must speak to the Legal Team before proceeding with any insurance related matters. No employees should be giving advice relating to insurance.

Market Abuse and Insider Dealing

11.8
It is illegal for an individual to commit market abuse, which includes but is not limited to insider dealing, improper disclosure of inside information, misuse of information, manipulating transactions, misleading behaviour or market distortion. You must have regard to the 2000 Act and the potential consequences on yourself and the Employer when in possession of unpublished price sensitive information of a confidential nature which relates to certain types of securities. The 2000 Act applies to transactions which an individual carries out as part of his/her job as well as to his/her own personal account dealings. It also covers information which is obtained otherwise than in the course of employment (e.g. from social contacts). Prior clearance is required by the Employer for certain classes of personal investment transactions.

12.	CONFIDENTIALITY

12.1
You must not (except for the purpose of properly performing your duties under this Agreement or unless ordered to do so by a Court) during your employment or after its termination use, disclose or communicate and must use your best endeavours to prevent the Improper use, disclosure or communication of any Confidential Information.

12.2
You are not permitted to make any copy, abstract, summary or precis of all or any part of any document, computer disk (including hard drive), tape or other tangible item containing Confidential Information and belonging to the Employer, any Associated Employer or to any of its or their clients or prospective clients except where expressly authorised to do so or for the proper performance of your duties.

12.3
The restrictions contained in this clause will cease to apply with respect to any Confidential Information which comes into the public domain otherwise than through unauthorised use, disclosure or communication by you.

12.4	For the avoidance of doubt, nothing in this Agreement shall prevent you from raising an issue in relation to a protected disclosure within the meaning of Section 43A of the Employment Rights Act 1996.

13.	MEDIA CONTACT

13.1
You must not make contact with or communicate with any member of the press or media on behalf of the Employer or any Associated Employer unless you have been expressly authorised in writing by the Employer to do so. You are not permitted to publish any letters, articles or such like purporting to represent the views of the Employer or any Associated Employer unless you have been expressly authorised by the Employer to do so. Your attention is also drawn to the Employer's Social Media Policy.

14.	EMAIL, INTERNET AND SOCIAL MEDIA

14.1
Telephone calls made and received by you using the Employer's equipment, use of the email system to send or receive business or personal correspondence and use of the Internet may be monitored and/or recorded by the Employer. You acknowledge that the content of any communications using the Employer's systems will not be private and confidential to you. Further details are contained in the Employer's policies, a copy of which is available on the HR Intranet.

14.2
Any use of social media shall be in accordance with the Employer's policies, a copy of which is available on the HR Intranet. For the avoidance of doubt, you will remove all contacts of the Employer from any online or social media platform used by you, including such contacts introduced to the Employer by you in the course of your employment, if so directed by the Employer and in any event on termination of your employment

15.	INTELLECTUAL PROPERTY

15.1	You must disclose all Work Results in writing to the Employer immediately on making or developing them and keep details of the Work Results confidential.

15.2
All Work Results throughout the world will to the fullest extent permitted by law be the exclusive property of the Employer. You must not register or attempt to register any of the Intellectual Property Rights in the Work Results which are the property of the Employer unless requested to do so by the Employer.

15.3	You hereby assign with full title guarantee to the Employer all rights, title and Interest in existing and future Intellectual Property Rights in the Work Results.

15.4	You must during your employment under this Agreement or at any time after its termination for any reason whatsoever (at the expense of the Employer): •

(a)
do all acts and execute and swear all documents required by the Employer to vest absolute legal and beneficial ownership of the Intellectual Property Rights in the Work Results in the Employer (or its nominee) or to confirm the vesting of such rights in the Employer (or its nominee) or to perfect the Employer's (or its nominee's) title to the Intellectual Property Rights in the Work Results throughout the world;

(b)
give to the Employer such reasonable assistance as the Employer may request in evidencing the Employer's (or the Employer's nominee's) title to the Intellectual Property Rights in the Work Results anywhere in the World;

(c)	take all steps necessary to procure registration of the Employer (or the Employer's nominee) as proprietor of the Intellectual Property Rights in the Work Results: and

(d)
give to the Employer all assistance as may be requested by the Employer (or the Employer's nominee) in demonstrating the validity of and opposing any action or counterclaim to revoke the Intellectual Property Rights in the Work Results:

in each case including, without limitation, providing evidence of use of any of the Intellectual Property Rights.

15.5	Nothing in this clause 15 or in this Agreement affects your rights under sections 39-43 Patents Act 1977.

15.6	You irrevocably waive all moral rights arising from the Work Results anywhere in the world to the fullest extent permitted by law.

16.	DATA PROTECTION

16.1
By signing this Agreement you acknowledge and agree to the Employer and any Associated Employer holding and otherwise processing data (including sensitive personal data) relating to you, both electronically and manually, including (but not limited to) for the purposes of the Employer's or any Associated Employer's administration and management of its employees and business and compliance with any applicable procedures, laws and regulations.

16.2
You also consent to the transfer, storage and other processing (both electronically and manually) by the Employer or any Associated Employer of any such data outside the European Economic Area (and any other country in which the Employer operates).

17.	RISK CHECKS

17.1
During your employment, it may be necessary for us to undertake ad hoc or regular national security, criminal record, anti-money laundering and credit checks ("Risk Checks") in order that you may provide services to certain of our clients, for example, clients regulated by the FCA. It may also be necessary for us to provide such clients with information gained about you from those Risk Checks.

17.2
If Risk Checks are necessary, the Employer will not be in a position to allow you to provide services to the client until the Risk Checks have been completed and the information provided to us.17.3    You

will be notified if Risk Checks should become necessary and given details of any access that may be required by the FCA or to the client to the information obtained about you. As information revealed by these Risk Checks is covered by the Data Protection Act 1998 and may be information that would be classified as "sensitive personal data" under that Act, Risk Checks will not be carried out and information provided to third parties until you have given your written consent.

17.4
Any information revealed by the Risk Checks made by us will not be used for any other purpose or disclosed to any third party without your consent. Any information obtained about you from these Risk Checks will not be retained for any longer than 6 months from the date of its receipt and will be destroyed in a secure manner after this period.

17.5
If you refuse to provide your consent to the Employer undertaking the necessary Risk Checks and/or providing the information revealed by the Risk Checks to the client or relevant third party, or if the information revealed by the Risk Checks suggests you are unsuitable to provide the services to the client (in the opinion of the Employer and/or client), the Employer will look at alternative options for employment. If no suitable alternative options are available, the Employer may have no other option than to terminate your employment in accordance with clause 22.1.

18.	DISCLOSURE OF WRONGDOINGS

18.1
During your employment under this Agreement you must promptly disclose to the Employer any misconduct or breach of duty on your part or on the part of any other employee of the Employer or any Associated Employer and disclose any information that comes into your possession that adversely affects or may adversely affect the Employer or any Associated Employer or the business of the Employer or any Associated Employer including, but not limited to, the misuse by any employee of any confidential information belonging to the Employer or any Associated Employer.

19.	GRIEVANCES

19.1
The Employer has in place formal grievance procedures which can be found on the HR Intranet. If you have a grievance regarding your employment you should in the first instance speak to your immediate manager. If the grievance is not then resolved to your satisfaction, you should refer to the Employer's Grievance Procedure. This Procedure policy does not form part of your contract of employment.

20.	DISCIPLINARY PROCEDURE

20.1	The Employer has in place formal disciplinary procedures which can be found on the HR Intranet. This procedure does not form part of your contract of employment.

20.2
If you wish to appeal against any disciplinary decision, you may apply in writing to do so in accordance with the Employer's Disciplinary Procedure. You will be notified of identity of the person to whom you should appeal when you are issued with the disciplinary decision.

21.	POLICIES AND PROCEDURES

21.1	The Employer has various policies, rules and procedures applicable to your employment, which can be found on the HR Intranet.

21.2
You are expected to act in accordance with these policies and rules Including (without limitation) the Employer's Code of Business Ethics. Except where otherwise indicated, any material contained in the Employer's policies, rules and procedures does not form part of your terms and conditions employment. The Employer may make additions, deletions or variations to its policies, rules and procedures from time to time without notice to you.

21.3
By signing this Agreement you acknowledge that you will read and abide by the policies held on the HR Intranet. Any unreasonable failure by you to comply with the Employer's policies, rules and procedures will be regarded as a failure by you to comply with a reasonable instruction and may result in disciplinary action being taken against you.

22.	TERMINATION OF EMPLOYMENT

22.1	Subject to clause 22.2, your employment under this Agreement may be terminated by either party giving to the other not less than twelve calendar months' notice in writing.

22.2
The Employer may, without giving any period of notice or making a payment by way of compensation, damages, payment in lieu of such period of notice or otherwise, immediately terminate this Agreement if you:

(a)
commit any act of serious misconduct or repeat or continue (after warning) any material breach of your obligations under this Agreement or contained in any relevant policy or the Code of Business Ethics: or

(b)	commit any act of dishonesty whether relating to the Employer, any Associated Employer, other employees or otherwise; or

(c)	are involved in or associated with any conduct (whether on or off duty) that:

(i)	impairs your, the Employer's or any Associated Employer's reputation or general standing; or

(ii)	prejudices its or their interests; or

(d)
are convicted of an offence under any statutory enactment or regulation relating to any criminal offence in the United Kingdom or elsewhere (other than an offence under road traffic legislation in the United Kingdom or elsewhere for which a non-custodial penalty is imposed); or

(e)	are disqualified from being a director by reason of any order made under the Employer Directors Disqualification Act 1986 or any other enactment.

22.3
The Employer reserves the right at its absolute discretion and at any time to terminate your employment with immediate effect by notifying you that the Employer is exercising its right under this clause to make a payment in lieu of the notice entitlement referred to in clause 22.1 or, if less, any unexpired period of notice (whether such notice was given by the Employer or by you) and it will make such payment within 28 days of such notification. The amount of such payment will consist of a sum equivalent to your basic salary for the relevant period.

22.4
The termination of this Agreement (however it arises) will not operate to affect any of the provisions of this Agreement that are expressed to operate or have effect after Its termination and will not prejudice the exercise of any right or remedy of either party accrued beforehand.

23.	GARDEN LEAVE AND SUSPENSION

23.1	The Employer may:

(a)
where notice of termination has been served by the Employer or by you, exclude you from any premises of the Employer and any Associated Employer for the notice period or remainder of the notice period. During the period of any such exclusion, you will remain an employee of the Employer, continue to receive the salary and benefits provided to you in the course of your employment under this Agreement (but not any bonus or long term incentives) and remain bound by all the terms of your employment under this Agreement; or

(b)	suspend you from the performance of any of your duties during any period in which the Employer is carrying out an investigation into any of your alleged acts or defaults.

23.2
You must not during any period of exclusion or suspension pursuant to clause 23.1 without the prior written consent of the Employer speak to or otherwise communicate with any director or employee of the Employer or any Associated Employer or any client, customer or supplier of the Employer or any Associated Employer except in any ordinary social context.

23.3	During any period of exclusion or suspension pursuant to clause 23.1 you must, if requested by the Employer, take any holiday that has accrued on such day or days as the Employer may specify.

24.	PROTECTION OF BUSINESS INTERESTS

24.1	As the property industry is highly competitive, you agree to abide by the provisions set out in the Schedule to this Agreement.

25.	RESIGNATION OF POSITIONS HELD

25.1
On the termination of this Agreement (however arising) or, if earlier, on request from the Employer at the start of your notice period, you shall resign immediately without compensation from any office or trusteeship that you hold in or on behalf of the Employer or any Associated Employer.

26.	RETURN OF PROPERTY

26.1
Upon the termination of your employment under this Agreement for whatever reason, or upon the Employer's exercise of its rights under clause 23 at any time after notice of termination has been given under clause 22.1, you must deliver up to the Employer all keys, passes, laptops and computer equipment (including any computer discs or memory sticks), mobile phones, smartphones and other devices, credit cards, correspondence, documents, specifications, reports, papers, records, client lists and any confidential information (on whatever media and wherever located) and all copies of them and any other property belonging to the Employer or any Associated Employer which may be in your possession or under your control.

27.	WARRANTIES AND CONDITIONS

27.1	By signing this Agreement you warrant that:

(a)
you have the right to live in the UK and to work for the Employer in the UK, and acknowledge that your continued employment with the Employer is conditional on you complying with the obligations set out in clause 28 and retaining the right to remain lawfully in the UK and to work for the Employer in the UK;

(b)	by entering into this Agreement you will not be in breach of any agreements with or obligations owed to any third party;

(c)
you have not, and will not, bring a prior employer's confidential, proprietary, or trade secret information, whether in paper or electronic form, to the Employer, nor use such information in the course of your duties on behalf of the Employer; and

(d)
save as disclosed in writing to the Employer's General Counsel prior to the signing of this Agreement, within the last 12 years, you have not been the subject of any formal inquiry, investigation or proceedings in respect of any claim for professional negligence that has resulted in, or may result in the payment of any damages to a third party and that you are not aware of any such inquiry, investigation or proceedings pending at the date of this Agreement. You shall immediately notify the Employer if you become aware of, or are subject to, any such inquiry, investigation or proceedings which may result in such payment.

27.2
This contract of employment is subject to the accuracy and validity of any statements made or references supplied by you to the Employer and of your declarations, qualifications and accreditations set out in your CV or application form, and may be terminated by the Employer with immediate effect if any statements, declarations, references, qualifications or accreditations are determined to be inaccurate or invalid.

28.	IMMIGRATION STATUS

28.1
The Employer is obliged, pursuant to the requirements of the Immigration, Asylum and Nationality Act 2006 (the "2006 Act"), to check that each of its employees has the right to work in the UK. The Employer has a duty to carry out document checks on all employees before they commence employment to ensure that they have the right to work in the UK and for all employees hired on or after 29 February 2008, the Employer has an ongoing legal obligation to check the immigration status of non-EEA (European Economic Union) workers who have limited leave to remain in the UK at least once every 12 months. Accordingly:

(a)	you are required to provide evidence of your right to work in the UK prior to the commencement of employment;

(b)
you undertake to provide on request, and if necessary at least once in every 12 month period, your original passport and other satisfactory documentary evidence of your right to work in the UK. You acknowledge that your continuing employment with the Employer is conditional on compliance with this obligation and other duties under this clause, and failure to comply to the Employer's satisfaction may result in disciplinary action under the Employer's Disciplinary Procedure;

(c)
it is your responsibility to inform the Employer immediately if your restricted right to work in the UK ceases, or is reasonably expected to cease during your employment, and to immediately provide the Employer with written details of changes to your personal circumstances that might affect your immigration permission: and

(d)
it is your responsibility to notify the Employer in writing within five working days of any changes to your home address and phone number (including mobile phone number, if you have one). You must also provide the Employer with up-to-date details of your next of kin. For these purposes, you should be aware that the Employer needs to maintain a history of your contact details, not just your current details.

Failure to observe these obligations may lead to disciplinary action being taken against you under the
Employer's Disciplinary Procedure. The Employer has a right to terminate your employment with immediate effect, without notice or any payment in lieu of notice, if you lose your right to work in the UK.

29.	DEFINITIONS

29.1	For the purposes of this Agreement:

(a)	"Associated Employer" means any Employer which for the time being is:

(i)	a parent undertaking (as defined by the Companies Act 2006) of the Employer; or

(ii)	a subsidiary undertaking (as defined by the Companies Act 2006) of any such parent undertaking or of the Employer;

(iii)	an undertaking over which the Employer has control within the meaning of section 995 of the Income Tax Act 2007; or

(iv)	an undertaking whose equity share capital or economic interest is owned as to 20% or more but not more than 50% by the Employer or any undertaking referred to in (i) to (iii) above;

(b)	"Board" means the board of directors of the Employer or any committee duly appointed by it;

(c)
"Confidential information" means information (whether or not recorded in documentary form, or stored on any magnetic or optical disk or memory) relating to the Employer or any Associated Employer or any of its or their business contacts (including but not limited to any client, supplier, investor, agent, consultant or distributor) which is not generally known or easily accessible by the public and which the Employer or any Associated Employer regards as confidential, including, without limitation, information relating to the business, technical processes, research or finances of any of them (including, without limitation, any client lists, terms of business and/or fee arrangements in force or under discussion) or relating to the know-how, designs, inventions or improvements or other matters connected with the products or services marketed, provided or obtained by the Employer or any Associated Employer or any of its or their business contacts or relating to employee remuneration or incentive arrangements or corporate governance issues (including but not limited to any internal organisation, proposed mergers, acquisitions or alliances or information which may have a bearing on the Employer's or any Associated Employer's share price);

(d)	"Intellectual Property Rights" mean all intellectual property rights in any part of the world including:

(i)
patents, utility models, rights to inventions, registered and unregistered trade marks, rights in get-up, rights in domain names, registered designs, unregistered rights in designs, copyrights (including rights in software) and neighbouring rights, database rights, rights in know-how, supplementary protection certificates, semiconductor and topography rights, plant breeders' rights, rights in performances and, in each case, rights of a similar or corresponding character; and

(ii)	all applications and rights to apply for the protection of any of the rights referred to in paragraph (a) above.

(e)
"Work Results" mean all inventions, improvements, ideas, formulae, prototypes, developments, innovations, records, reports, documents, papers, drawings, transparencies, photos, graphics, names or logos, typographical arrangements, devices, processes, discoveries, designs, topographies, databases, including, but not limited to, lists of contacts, whether personal or otherwise, know-how, technology, products, software, copyright works, trade marks, trade and business names, domain names, and any other matters or things devised, prepared, developed, created or made by you (whether alone or with others and whether or not patentable or capable of registration and whether or not recorded in any medium) during the term of this Agreement either:

(i)	in the course of your employment under this Agreement; or

(ii)	outside the course of your employment if such matters relate to the business of the Employer or any Associated Employer or to projects carried out by you on behalf of the Employer.

30.	MISCELLANEOUS

30.1	There are no collective agreements applicable to you or which affect your terms of employment.

30.2	The Employer reserves the right at its sole discretion to make changes to your terms of employment in this Agreement. You will be given at least one month's notice of any change.

30.3
This Agreement takes effect in substitution for all previous agreements and arrangements (whether written, oral or implied) between the Employer or any Associated Employer and you relating to your employment and any such previous agreements are deemed to have been terminated by mutual consent with effect from the commencement of this Agreement.

30.4	If your employment under this Agreement terminates:

(a)	by reason of the liquidation of the Employer for the purposes of amalgamation or reconstruction; or

(b)	as part of any arrangement for the amalgamation of the undertaking of the Employer not involving liquidation; or

(c)
as part of any arrangement for the transfer of the whole or part of the undertaking of the Employer to any Associated Employer and you are offered employment with any concern or undertaking resulting from such amalgamation, reconstruction or transfer on terms generally not less favourable than the terms of this Agreement, you will have no claim against the Employer in respect of the termination of your employment by the Employer by reason of any of the events specified in this clause.

30.5	You consent to the transfer of your employment under this Agreement to an Associated Employer at any time during the term of your employment under this Agreement.

30.6	English law applies to this Agreement and both you and the Employer submit to the jurisdiction of the English courts.

Protection of business interests

1.	RESTRICTIONS AND OBLIGATIONS

1.1
If at any time you are invited or approached to take up employment with, or to enter into a business relationship with a competitor of the Employer or any Associated Employer you will disclose that fact as soon as practicable in writing to the Employer.

1.2
If at any time you decide to accept an offer of employment or to enter into a business relationship with a competitor of the Employer or any Associated Employer before accepting such an offer you must:

(a)	provide the competitor with a copy of this Schedule; and

(b)	give notice of this fact as soon as reasonably practicable in writing to the Employer.

1.3
In order to protect and maintain a stable workforce, the Employer requires that if at any time you become aware that another employee of the Employer or any Associated Employer has been invited or approached to take up employment with, or to enter into a business relationship with, a competitor of the Employer or any Associated Employer, you must inform the Employer of this fact as soon as reasonably practicable.

1.4	You must not without the prior written consent of the Employer directly or indirectly at any time during your employment or the Relevant Period:

(a)
canvass, solicit or entice or endeavour to canvass, solicit or entice business from any Relevant Client or Prospective Client for the purposes of any business which at any time during the Relevant Period competes or will compete or seeks to compete with the Business; or

(b)	deal with any Relevant Client or Prospective Client for the purposes of any business which at any time during the Relevant Period competes or will compete or seeks to compete with the Business;

(c)	solicit or entice or endeavour to solicit or entice away from the Employer or any Associated Employer any Key Personnel;

(d)	employ or engage or endeavour to employ or engage any Key Personnel whether or not such person would be in breach of contract as a result of such employment or engagement.

1.5
You acknowledge (having taken appropriate legal advice) that the provisions of this Schedule are fair, reasonable and necessary to protect the goodwill and interests of the Employer and any Associated Employer.

1.6
You acknowledge that the provisions of this Schedule constitute severable undertakings given for the benefit of the Employer and each Associated Employer and may be enforced by the Employer on behalf of all or any of them.

1.7
If any of the restrictions or obligations contained in this Schedule is held not to be valid on the basis that it exceeds what Is reasonable for the protection of the goodwill and interests of the Employer and any Associated Employer but would be valid if part of the wording were deleted then such restriction or obligation shall apply with such deletions as may be necessary to make it enforceable.

2.	DEFINITIONS

In this Schedule:

"Business" means the business or businesses of the Employer or any Associated Employer in or with which you have been involved or concerned at any time during the period of 12 months prior to the Relevant Date;

"Capacity as agent, consultant, director, employee, owner, partner, shareholder or in any other capacity;

"Directly or Indirectly" means you acting either alone or jointly with or on behalf of or by means of any other person, firm or Employer whether as principal, partner, manager, employee, contractor, director, consultant, Investor or otherwise;

"FCN means the Financial Conduct Authority (and its successors)

"Key Personnel" means any person with whom you had dealings other than in minimal or non-material way when employed by the Employer who is at the Relevant Date or was at any time during the period of 12 months prior to the Relevant Date employed by or engaged in the Business and who by reason of their employment or engagement and in particular their seniority and expertise, or knowledge of Confidential Information, or knowledge or influence over any Relevant Client or Prospective Client is likely materially to be able to assist or to benefit a business In or proposing to be in competition with the Employer or any Associated Employer;

"Prospective Client" means any person, firm or Employer to whom or which at any time during the period of 6 months prior to the Relevant Date the Employer or any Associated Employer was actively and directly seeking to supply services for the purposes of the Business and with whom or which you had dealings other than in a minimal and non-material way at any time during the said period;

"Relevant Client" means any person, firm or Employer who or that at any time during the period of 12 months prior to the Relevant Date is or was a client of the Employer or any Associated Employer or was in the habit of dealing under contract with the Employer or any Associated Employer and with whom or which you had dealings other than in a minimal and non-material way at any time during that period;

"Relevant Date" means the earlier of the Termination Date and the date on which any period of suspension or exclusion under clause 23.1(a) begins;

"Relevant Period" means the period of 6 months from the Termination Date, reduced by any period immediately prior to the Termination Date during which you have been suspended or excluded pursuant to clause 23; and

"Termination Date" means the date on which your employment with the Employer terminates however caused.

Signed /s/ Rupert Hudspith
Dated 28th December 2018

Rupert Hudspith
Head of Human Resources; EMEA

On behalf of Cushman & Wakefield Debenham Tie Leung limited

I agree to the terms and conditions set out in this Agreement.

Signed /s/ John Forrester
Dated......19.2.2019
John Forrester

Please return to:

Andrea Hornby
Human Resources
Cushman & Wakefield Debenham Tie Leung Limited
125 Old Broad Street
London
EC2N lAR